Exhibit 10.2 Amended Employment Agreement of George Sharp

Amended Service Agreement

This Amended Service Agreement is intended to modify that certain “Service Agreement” dated October 5, 2009, between Hunt Global Resources Inc., George T. Sharp and Crown Financial LLC.

Whereas the parties wish to add to and/or modify certain terms contained in the Service Agreement with additional and/or modified terms that are to be effective beginning January 1, 2012 and continuing through December 31, 2012, the Parties hereby agree to the following:

•	Mr. Sharp agrees to accept the responsibility and additional duties of Chairman of the Board.
•	Mr. Sharp agrees to reduce his monthly compensation by $15,000.00 per month for the duration of his contract.
•
Crown Financial LLC agrees to accept the responsibility of providing all benefits to Mr. Sharp, such as; family health insurance, disability, life insurance and other executive benefits, not to be paid by Hunt Global Resources, Inc.

Hunt Global Resources will pay the following on behalf of Mr. Sharp and Crown Financial LLC during the term of the contract for business purposes:

Business Travel:	Travel (with spouse when extended past three-days).

Business Expenses:	All travel entertainment, cell phone, home office, etc.

Automobile(s)	Continuation of lease on one automobile with a purchase option at the end of the lease term, plus a $1,000.00 purchase option on the company vehicle he is using now, including insurance for both.

Contract Termination Fee:	Beginning January 1, 2013 and continuing for twelve consecutive months through December 31, 2013, Mr. Sharp shall receive $35,000.00 per month, as a contract termination fee.

Final Issuance of Warrants:	Warrants that failed to be issued in 2011 to be issued, as approved by the Board of Directors in February 2012.

Signed this 7th day of February, 2012 and effective as of January 1, 2012.

/s/ George T. Sharp
George T. Sharp

Agreed by: Hunt Global Resources, Inc. Board of Directors

/s/ Jewel S. Hunt, Director	/s/ Michael P. Horne
Jewel S. Hunt, Director	Michael P. Horne

/s/ Lisa A. Hunt
Lisa A. Hunt, Director